                                                                     EXHIBIT 8.2


                                August 19, 1999



Veritas DGC, Inc.
3701 Kirby Drive, Suite 112
Houston, Texas 77098-3982

Ladies and Gentlemen:

         We have acted as counsel to Veritas DGC, Inc., a Delaware corporation ("Veritas") in connection with certain contemplated exchanges (an "Exchange") by either "retraction" or "redemption," of Veritas Energy Services Inc. ("VESI") class A exchangeable shares, series 1 ("VESI Series 1 Shares") for Veritas common stock as provided in that certain Plan of Arrangement ("Plan of Arrangement"), that certain Support Agreement ("Support Agreement") to be entered into between Veritas and VESI, and that certain Voting and Exchange Trust Agreement ("Trust Agreement") to be entered into among Veritas, Enertec Resources Services, Inc., a Delaware corporation ("Enertec"), and CIBC Mellon Trust Company, a trust company existing under the laws of Canada.

         We have been engaged by Veritas to render our opinion with respect to the material United States federal income tax consequences of an Exchange on Veritas, VESI, and the United States holders of VESI Series 1 Shares who participate in an Exchange ("Exchanging Shareholders"). Pursuant to the Plan of Arrangement, the holders of VESI Series 1 Shares may present their VESI Series 1 Shares to be exchanged for Veritas common stock (a "retraction") at any time following the effective date of the Plan of Arrangement. Also pursuant to the Plan of Arrangement, all outstanding VESI Series 1 Shares will be automatically redeemed (a "redemption") on the Automatic Redemption Date. Also pursuant to the Plan of Arrangement, before the occurrence of either a retraction or redemption, Veritas may purchase the VESI Series 1 Shares to be retracted or redeemed, as the case may be, in exchange for Veritas common stock.

         All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan of Arrangement.

         In connection with rendering this opinion, we have assumed (without any independent investigation) that:

Veritas DGC, Inc.
August 19, 1999
Page 2


1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the issuance of the VESI Series 1 Shares) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification.

3 All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction of (i) the Form S-3 Registration Statement of Veritas, (ii) the Plan of Arrangement, (iii) the Supporting Agreement, (iv) the Trust Agreement, and (v) such other documents as we have deemed necessary or appropriate (collectively, the "Operative Documents"). We have assumed that the facts and information contained in all the Operative Documents are true, correct and complete in all material respects as of August 19, 1999.

         Our opinion is conditioned on, among other things, (i) the initial and continuing accuracy of the facts, information, covenants, statements and representations set forth in the documents referred to above and (ii) the consummation of all Exchanges in accordance with the terms of the Plan of Arrangement, the Support Agreement, the Trust Agreement, and other Operative Documents.

         Based solely on the foregoing, we are of the opinion that the United States federal income tax consequences of an Exchange with respect to Veritas, VESI, and an Exchanging Shareholder will be as follows:

1. No gain or loss will be recognized by Veritas or VESI with respect to an Exchange.

2. If an Exchange is treated by the United States federal tax authorities as a sale or exchange, the Exchanging Shareholder will recognize gain or loss equal to the difference, if any, between the fair market value of the Veritas common shares received and the fair market value of the VESI Series 1 Shares exchanged therefor; the basis of the Veritas common shares received by an Exchanging Shareholder will be the fair market

Veritas DGC, Inc.
August 19, 1999
Page 3


         value of such shares immediately prior to the Exchange; and the holding period of the Veritas common shares received by an Exchanging Shareholder will begin the day after the Exchange.

3. In the event that a United States holder of VESI Series 1 Shares owns other shares of VESI at the time of a redemption of the VESI Series 1 Shares by VESI, the Internal Revenue Service could take the position that the redemption is treated as a dividend. If an Exchange is treated as a dividend, the Exchanging Shareholder will recognize dividend income up to the fair market value of the Veritas common stock received in the Exchange. The redemption proceeds would be taxed as ordinary income to the extent of the allocable earnings and profits of VESI in the year of the redemption, with any excess treated next as a recovery of basis and then as a capital gain. Where an Exchange is treated as a dividend, the basis of the VESI Series 1 Shares that are redeemed will be allocated (i) to other shares of VESI held directly by the Exchanging Shareholder or (ii), if the Exchanging Shareholder does not hold other shares of VESI directly, to the shares held by another person, the ownership of which was constructively attributed to the Exchanging Shareholder under section 318 of the Internal Revenue Code. The holding period of the Veritas common stock received by the Exchanging Shareholder will begin the day after the Exchange.

         We participated in the preparation of the discussion set forth in the Prospectus under the heading "United States Tax Considerations to Former Enertec Shareholders," and, except as otherwise provided therein, the legal conclusions with respect to United States federal income tax matters set forth therein reflect our opinion and we believe they are accurate and complete in all material respects.

         This opinion does not discuss all aspects of United States federal income taxation that may be relevant to an Exchanging Shareholder in light of his or her particular circumstances, or to certain types of Exchanging Shareholders that are subject to special treatment under federal income tax laws (including persons who hold VESI Series 1 Shares as part of a tax-qualified retirement plan or straddle or hedge, dealers in securities, traders in securities electing mark to market, insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States). Further, we provide no opinion with respect to the value of consideration other than Veritas common stock received in an Exchange, nor the tax consequences of any transactions undertaken by an Exchanging Shareholder other than an Exchange.

         We note that the opinion of counsel has no binding effect or official status of any kind with the Internal Revenue Service or the courts. Further, no private letter ruling has been sought from the Internal Revenue Service on any of the matters discussed. Without impairing the nature of the opinion given, if there were ultimately an adverse determination as to any of the United States tax issues discussed herein, the Exchanging Shareholders could sustain different tax consequences than are described herein. Further, our opinion is based upon the Internal Revenue

Veritas DGC, Inc.
August 19, 1999
Page 4


Code of 1986, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof. All of such rules could change with retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after this date. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.

         This opinion is furnished solely for the benefit of Veritas, VESI and the Exchanging Shareholders, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of an Exchange. Further we express no opinion to any person as to the state, local or foreign tax consequences of an Exchange. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

         This opinion letter may be filed as an exhibit to the Form S-3 Registration Statement. Furthermore, we consent to the reference to Porter & Hedges, L.L.P., under the captions "Legal Matters" and "United States federal Income Tax Considerations to Former Enertec Shareholders." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ PORTER & HEDGES, L.L.P.
                                       ---------------------------
                                       PORTER & HEDGES, L.L.P.